UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2008

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Special Transactions Committee and Transactions with Cargill, Incorporated

Cargill, Incorporated and its affiliates other than The Mosaic Company (“Mosaic”) and its subsidiaries (collectively “Cargill”) own approximately 64.4 % of the outstanding Common Stock, par value $.01 per share, of Mosaic. Pursuant to the Investor Rights Agreement, dated as of January 26, 2004, as amended and restated on August 17, 2006, by and between Mosaic and Cargill, Incorporated, commercial or other transactions, arrangements or agreements (or series of related transactions) between Cargill, on the one hand, and Mosaic and its subsidiaries (collectively the “Company”), on the other hand, except as provided below, require the approval of a majority of the former IMC Directors (as defined in the Investor Rights Agreement) serving on Mosaic’s Board of Directors who are deemed “non-associated directors” (such members comprising the Special Transactions Committee of the Board of Directors). The Special Transactions Committee’s charter provides that the Special Transactions Committee will oversee transactions between Mosaic and Cargill with the objective that such transactions be fair and reasonable to Mosaic, with arm’s length terms and conditions.

The Special Transactions Committee may delegate all or a portion of its duties in respect of the review and approval of such transactions to a committee of senior management, a subcommittee of the Special Transactions Committee, or the Chairman of the Special Transactions Committee. The Special Transactions Committee has approved a policy implemented by Mosaic known as “Guidelines for Related Party Transactions with Cargill, Incorporated” (the “Guidelines”). Pursuant to the Guidelines, the following transactions, arrangements or agreements (or series of related transactions) with Cargill must be approved by the Special Transactions Committee:

•	agreements or relationships which require payment by Mosaic or Cargill, as the case may be, of $2 million or more to the other party during any fiscal year of the Company;

•	multi-year commitments (i.e., contracts with terms of greater than one year);

•	evergreen contracts (i.e., contracts with annual renewal clauses or no stated contract term);

•	renewals of commercial agreements previously requiring Special Transactions Committee approval; and

•	licenses or other arrangements involving any material intellectual property of Mosaic.

The review and approval of transactions, arrangements or agreements (or series of related transactions) which do not meet any of the criteria set forth above have been delegated by the Special Transactions Committee to an internal management committee.

Pursuant to approval of the Special Transactions Committee, the Company and Cargill entered into the following contracts:

1.	Fertilizer Supply Agreement

On July 18, 2008, Phosphate Chemicals Export Association, Inc. and Cargill S.A.C.I. entered into a supply agreement for spot sales of fertilizer products by Phosphate Chemicals Export Association, Inc. to Cargill S.A.C.I. in Argentina. The fertilizer products are sold at prices negotiated at the time of sale. This agreement expires May 31, 2009.

2.	Renewal of Barter Arrangement

On July 18, 2008, Mosaic de Argentina S.A. and Cargill S.A.C.I. renewed an agreement whereby Mosaic de Argentina S.A. enters into agreements with farmers in Argentina who purchase fertilizer from Mosaic de Argentina S.A. and agree to sell their grain to us. Upon receipt of the grain, Mosaic de Argentina S.A. has an agreement to sell it to Cargill S.A.C.I. This agreement expires May 31, 2009.

3.	Trade Flow to India

On July 22, 2008, Phosphate Chemicals Export Association, Inc., a consolidated subsidiary of The Mosaic Company and of which Mosaic Crop Nutrition, LLC is a member, entered into an agreement with Cargill Financial Services International, Inc. pursuant to which Cargill Financial Services International, Inc. or other subsidiaries of Cargill, Incorporated may elect to participate in Phosphate Chemicals Export Association, Inc.’s fertilizer export sales to customers in India. Pursuant to the agreement, Phosphate Chemicals Export Association, Inc. receives payment for the sale to the participating Cargill, Incorporated subsidiary in an amount equal to the full sales price to the end customer. The participating Cargill, Incorporated subsidiaries provide financing to various third party Indian customers or Cargill, Incorporated subsidiaries in India and pay Phosphate Chemicals Export Association, Inc. a fixed fee based on the value of each applicable transaction. The participating Cargill, Incorporated subsidiaries bear all additional risks including incremental customs duty due to the use of the trade flow structure. The term of this agreement expires July 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: July 24, 2008	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Senior Vice President, General Counsel and Corporate Secretary